Exhibit 99.1

NATIONAL DENTEX CORPORATION	FOR IMMEDIATE RELEASE:
2 Vision Drive	July 29, 2010
Natick, MA 01760
(508) 907 - 7800
Contact: Richard F. Becker, Executive Vice President & Treasurer
NATIONAL DENTEX COMPLETES MERGER
WITH GEODIGM, A WELSH, CARSON, ANDERSON & STOWE PORTFOLIO COMPANY
NATIONAL DENTEX CORPORATION, NATICK, MASSACHUSETTS, July 29, 2010 — National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in North America, announced that earlier today its shareholders adopted and approved the Agreement and Plan of Merger (the “Merger Agreement”) among GDC Holdings, Inc., a Delaware corporation (“Parent”), Royal Acquisition Corp., a Delaware corporation (“Merger Sub”) and an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of GeoDigm Corporation, a Minnesota corporation (“GeoDigm”), and National Dentex. Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into National Dentex, and as a result National Dentex continues as the surviving corporation and a wholly owned subsidiary of GeoDigm, a technology based manufacturing and laboratory company and a portfolio company of Welsh, Carson, Anderson & Stowe (“Welsh Carson”).
Under the terms of the Merger Agreement, National Dentex’s shareholders will receive $17.00 in cash for each share of National Dentex common stock they hold, representing a premium of approximately 70% over National Dentex’s closing share price of $10.02 on April 1, 2010, the last trading day before the Merger announcement.
“We believe that the Merger with GeoDigm provides an attractive all-cash valuation to our shareholders,” said David L. Brown, Chief Executive Officer of National Dentex. “We look forward to partnering with GeoDigm and its ICON® platform to transform dental lab operations and create clear value for our dental clients,” said Mr. Brown.
“We look forward to working with National Dentex’s strong management team and broad laboratory network, which are vital to extending ICON® technology’s benefits to dental clients everywhere. Welsh Carson’s financial sponsorship greatly increases the National Dentex - GeoDigm combination’s acquisition capacity. This capacity offers unaffiliated laboratory owners an opportunity to acquire fundamentally transformative technology through joining an industry leader,” said Andrew Hofmeister, Chief Executive Officer of GeoDigm.
With the closing of the Merger, National Dentex’s common stock will cease to trade on Nasdaq at market close today and will be delisted.
BB&T Capital Markets served as financial advisor to National Dentex and Signal Hill Capital Group LLC provided a fairness opinion to National Dentex’s Board of Directors. Posternak Blankstein & Lund LLP served as legal counsel to National Dentex. Parent and Welsh Carson’s legal counsel is Ropes & Gray LLP.
About National Dentex
National Dentex Corporation serves an active customer base of over 24,000 dentists through 42 dental laboratories located in 28 states and one Canadian province. National Dentex’s dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

About Parent and GeoDigm
GeoDigm, based in Chanhassen, Minnesota, is a leading innovator in dental and orthodontic imaging and manufacturing technology. GeoDigm deploys its proprietary, digitally-enabled production system exclusively through GeoDigm Laboratories, delivering improved products and services to its client base of over five thousand dentists and orthodontists.
About Welsh, Carson, Anderson & Stowe
Welsh, Carson, Anderson & Stowe is one of the largest and most successful private equity investment firms in the United States. Since its founding in 1979, Welsh, Carson, Anderson & Stowe has organized 15 limited partnerships with total capital of $20 billion. Welsh, Carson, Anderson & Stowe focuses its investment activity in two target industries: information/business services and healthcare. Welsh, Carson, Anderson & Stowe is currently investing an equity fund, Welsh, Carson, Anderson & Stowe XI, L.P., and a dedicated subordinated debt fund, WCAS Capital Partners IV, L.P. Additional information is available online at www.welshcarson.com.